EXHIBIT 99.1 - Letter from Independent Accountants

STATEMENT BY MALONE & BAILEY, PLLC


Februrary 10, 1999


To the Board of Directors
  LS Capital Corporation

We are currently engaged in completing the interim financial statements of LS Capital Corporation for the quarter ended December 31, 1998. The Company moved its offices to another city last month, and getting appropriate documentation of certain transactions has been slow.

We will not be able to complete the interim financial statements on or before February 15, 1999, the date by which the Company is required to file its quarterly report with the Securities and Exchange Commission on Form 10-QSB

/s/ John C. Malone

John C. Malone, CPA
Malone & Bailey, PLLC
Houston, Texas